Execution Version

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of August 31, 2010, by and among (i) Ms. Lin Ling Li (the “Selling Stockholder”) and (ii) Warburg Pincus Private Equity X, L.P., a Delaware limited partnership, and Warburg Pincus X Partners, L.P., a Delaware limited partnership (together, the “Buyers”, and each individually, a “Buyer”).

WHEREAS:

Upon the terms and subject to the conditions set forth in this Agreement, the Selling Stockholder desires to sell to the Buyers, and the Buyers desires to purchase from the Selling Stockholder, an aggregate of 770,000 shares of common stock, par value US$0.0001 per share (“Common Stock”), of China Biologic Products, Inc., a Delaware corporation (the “Company”).

NOW THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	PURCHASE AND SALE OF COMMON STOCK.

a.

Purchase and Sale of Common Stock. Upon the terms and subject to the conditions set forth in this Agreement, the Selling Stockholder agrees to sell, and the Buyers agree to purchase from the Selling Stockholder, at the Closing, an aggregate of 770,000 Common Stock of the Company (the aggregate number of Common Stock to be purchased by the Buyers shall be referred to as the “Shares”). The purchase price for the Shares shall be US$13.00 per Share (the “Purchase Price”).

b.

Closing Date. The closing of the sale and purchase of the Shares (the “Closing”) shall take place as soon as possible, and in no event later than three (3) Business Days following the satisfaction (or waiver, if applicable) of the conditions set forth in Sections 5 and 6 below, or at such other time as the Buyers and the Selling Stockholder may mutually agree in writing. The Closing shall occur at the offices of Davis Polk & Wardwell LLP, 18th Floor, Hong Kong Club Building, 3A Chater Road, Central, Hong Kong, or at such other place as the Selling Stockholder and the Buyers may collectively designate in writing. For purposes of this Agreement, “Business Day” means any a day, other than Saturday, Sunday or other day on which commercial banks in New York, Beijing or Hong Kong are authorized or required by applicable law to close. The date of the Closing is hereinafter referred to as the “Closing Date”.

c.

Payment and Closing Deliverables. At the Closing, the Selling Stockholder shall deliver to the Buyers (or their designees), simultaneous against the delivery by such Buyer of the Purchase Price as described below in this Section 1c:

(i)

 Originals of one or more certificates evidencing the Shares to be sold by the Selling Stockholder, accompanied by duly executed irrevocable stock powers in such form as required by the transfer agent, with any required transfer stamps affixed thereto;

(ii)

A duly executed letter of instruction from the Selling Stockholder, in such form as required by the transfer agent, instructing the transfer agent to transfer the Shares held in the name of the Selling Stockholder to the Buyers (in book-entry form) in such proportion as between the Buyers as set forth on Schedule I hereto;

(iii)

A duly executed letter from the Company, in such form as required by the transfer agent, authorizing the transfer agent to complete the transfer of Shares held in the name of the Selling Stockholder to the Buyers; and

(iv)

Such other documents as may be required by the transfer agent in order to complete the transfer of the Shares from the Selling Stockholder to the Buyers.

At the Closing, simultaneous against delivery by the Selling Stockholder of the items described above in this Section 1c, the Buyers shall deliver to the Selling Stockholder the Purchase Price for the Shares, by wire transfer of immediately available funds to an account designated by the Selling Stockholder as set forth on Schedule II hereto.

2.	BUYERS’ REPRESENTATIONS AND WARRANTIES.

Each of the Buyers represents and warrants to the Selling Stockholder as of the date hereof and as of the Closing Date that:

a.

Sophistication of Buyers. By reason of its business or financial experience and its due diligence, including the opportunity to ask questions of the Company and to talk with the members of the senior management of the Company, such Buyer is capable of evaluating the risks and merits of an investment in the Company and of protecting its own interests in connection with this investment.

b.

Accredited Investor Status. Such Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “1933 Act”).

c.

Investment Purpose. Such Buyer is acquiring the Shares for its own account and not with a view toward, or for resale in connection with, the sale or distribution thereof; provided, however, that by making the representations herein, such Buyer does not agree to hold the Shares for any minimum or other specific term, and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

d.

Reliance on Exemptions. Such Buyer understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Selling Stockholder is relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Shares.

e.

Transfer or Resale. Such Buyer understands that the Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless subsequently registered thereunder or sold, assigned or transferred pursuant to an exemption from registration under the 1933 Act.

f.

Legends. Such Buyer understands that the stock certificates representing the Shares, except as set forth below, may bear a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT, OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH ACT.

The legend set forth above shall not be removed in respect of the Shares and the Company’s transfer agent shall not issue a stock certificate without such legend to the holder thereof, unless (i) such Shares are registered for resale under the 1933 Act and such Shares have been sold in compliance with applicable prospectus delivery requirements, (ii) such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Shares may be made without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurance that the Shares have been sold, assigned or transferred pursuant to Rule 144 under the 1933 Act.

g.

Authorization; Enforcement; Validity. This Agreement has been duly and validly authorized, executed and delivered by such Buyer, and is a valid and binding obligation of such Buyer enforceable against such Buyer in accordance with the respective terms herein.

h.

Release. The Buyers understand and acknowledge that the Selling Stockholder has, or may have, obtained material, non-public, confidential information concerning the Company and its securities and may not have shared all such information with the Buyers. The Buyers are experienced, sophisticated and knowledgeable in trading in securities of public and private companies and accept the risks involved in a transaction where there may be disparity of information as between the Buyers and the Selling Stockholder. The Buyers expressly release the Selling Stockholder from any and all liabilities arising from the Selling Stockholder's failure to disclose such confidential information, and the Buyers agree to make no claim against the Selling Stockholder in respect of the transaction contemplated under this Agreement related to the Selling Stockholder's failure to disclose such confidential information to the Buyers, in each case, except with respect to representations, warranties, covenants and agreements expressly made by the Selling Stockholder in this Agreement. The Buyers understand and acknowledge that the Selling Stockholder is relying on this provision in engaging in the transaction contemplated in this Agreement, and would not engage in such transaction in the absence of such provision.

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDER.

 Except for and subject to the Disclosure Schedule attached hereto, the Selling Stockholder represents and warrants to the Buyers as of the date hereof and as of the Closing Date that:

a.

Authorization; Enforcement; Validity. This Agreement has been duly and validly executed and delivered by the Selling Stockholder, and is a valid and binding obligation of the Selling Stockholder enforceable against the Selling Stockholder in accordance with the respective terms herein.

b.

No Conflicts. The execution and delivery by the Selling Stockholder of this Agreement, and the performance by the Selling Stockholder of her obligations hereunder, as of the date hereof do not and as of the Closing Date will not (i) violate or contravene any provision of applicable law or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Selling Stockholder, (ii) violate or contravene the certificate of incorporation or by-laws of the Company, or (iii) violate or contravene, or require any consent or other action by any person or entity under, constitute a default under, any agreement, contract or note binding upon the Selling Stockholder.

c.

Ownership of Shares. The Shares have been duly authorized and validly issued and are fully paid and non-assessable. The Selling Stockholder is, and on the Closing Date will be, the record and beneficial owner of the Shares to be sold by the Selling Stockholder hereunder, free and clear of all security interests, claims, liens, pledges, charges, equities or other encumbrances, limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Shares), and the Selling Stockholder has the legal right and power, and all authorization and approval required by law, to enter into this Agreement and to sell, transfer and deliver the Shares to be sold by the Selling Stockholder hereunder.

d.

Delivery of Shares. Delivery of the stock certificates for the Shares to be sold by the Selling Stockholder, duly endorsed or accompanied by stock powers duly endorsed in blank, against payment therefor by the Buyers pursuant to this Agreement at the Closing, will pass valid title to such Shares to the Buyers (or their designees), free and clear of all security interests, claims, liens, pledges, charges, equities or other encumbrances, limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Shares).

e.

No Directed Selling Efforts. The Selling Stockholder, or any person acting on behalf of the Selling Stockholder, has not directed any selling efforts in the United States with respect to the Shares as to bring the sale of such Shares within the registration provisions of the 1933 Act or any state securities laws. Subject to the accuracy of the Buyers’ representations herein, the sale and purchase of the Shares hereunder are exempted from the registration requirements of the United States federal and state securities laws.

f.

No Approvals. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution and delivery of this Agreement, the performance by the Selling Stockholder of its obligations hereunder or in connection with the sale and delivery of the Shares hereunder or the consummation of the transactions contemplated by this Agreement. If the Selling Stockholder is a “PRC Resident”, the Selling Stockholder has complied with all necessary registration and reporting requirements of the State Administration of Foreign Exchange of the PRC.

g.

Company Reporting Obligations. The Company has filed or furnished all forms, statements, certifications, reports and documents, including amendments thereto, required to be filed, furnished or submitted by it with the SEC (collectively, the “Company Commission Reports”). Each of the Company Commission Reports that bears the signature of the Selling Stockholder has been filed on a timely basis as required under the U.S. Securities Exchange Act of 1934, as amended. To the Knowledge of the Selling Stockholder, each of the Company Commission Reports that bears the signature of the Selling Stockholder as of the date of its filing or being furnished or submitted with the SEC did not, and the information contained therein considered as a whole as of the date hereof does not and as of the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used herein, “Knowledge” means the knowledge of the Selling Stockholder and/or the spouse of the Selling Stockholder, in each case, after due inquiry.

4.	COVENANTS.

a.

General. Subject to any contrary provision in this Agreement, each party hereto will use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Sections 5 and 6, as applicable).

b.

[Reserved.]

c.

Stock-Splits. If after the date hereof and prior to Closing, the number of Common Stock is increased or decreased as a result of a stock dividend, a subdivision or split-up of Common Stock, a consolidation, combination, reverse stock split or reclassification of Common Stock, or any other similar event, the number of Shares to be sold by the Selling Stockholder hereunder and the Purchase Price for such Shares shall be appropriately and equitably adjusted to reflect the intent of the agreement set forth in Section 1(a).

d.

Extraordinary Actions. Between the date hereof until the Closing, the Selling Stockholder undertakes to not permit the Company (including by voting against any such proposed action, if applicable) to agree to or undertake any merger with or into or consolidation with another corporation that would result in any reclassification or reorganization of Common Stock, any sale or conveyance to another corporation or entity of the assets or other properties of the Company as an entirety or substantially as an entirety, or any other extraordinary corporate actions or transactions.

e.

Undertaking. The Selling Stockholder shall use her best efforts and take any and all necessary or desirable actions to obtain, as soon as possible after the date hereof, (i) a duly executed copy of the Registration Rights Agreement substantially in the form attached as Exhibit I hereto between the Company and the Buyers, and (ii) a duly executed letter from the Company, in such form as required by the transfer agent, authorizing the transfer agent to complete the transfer of Shares held in the name of the Selling Stockholder to the Buyers.

5.	CONDITIONS TO THE OBLIGATION OF THE SELLING STOCKHOLDER TO SELL.

The obligation of the Selling Stockholder to consummate the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the sole benefit of the Selling Stockholder and (except as expressly provided below) may be waived by the Selling Stockholder at any time in her sole discretion by providing the Buyers with prior written notice thereof:

a.

No provision of any applicable law shall prohibit the consummation of the Closing with respect to the Shares to be sold by the Selling Stockholder.

b.

The representations and warranties given by the Buyers herein (disregarding any materiality qualifications) shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, and the Buyers shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Closing Date.

6.	CONDITIONS TO THE BUYERS’ OBLIGATION TO PURCHASE.

The obligation of the Buyers to consummate the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Buyers’ sole benefit and may be waived by the Buyers at any time in their sole discretion by providing the Selling Stockholder with prior written notice thereof:

a.

No provision of any applicable law shall prohibit the consummation of the Closing.

b.

The representations and warranties given by the Selling Stockholder herein (disregarding any materiality qualifications) shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time and the Selling Stockholder shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Selling Stockholder at or prior to the Closing Date

c.

The Selling Stockholder shall be ready and able to deliver to the Buyers valid title to the Shares to be sold by her and to consummate the Closing.

d.

The Selling Stockholder shall have delivered to the Buyers a duly executed letter from the Company, in such form as required by the transfer agent, authorizing the transfer agent to complete the transfer of Shares held in the name of the Selling Stockholder to the Buyers.

e.

Since the date hereof, there shall not have been any event, circumstance, change, fact, development or condition that, individually or in the aggregate, has a material adverse effect on the business, assets, results of operations or financial condition of the Company and its subsidiaries, taken as a whole.

7.	PUBLIC ANNOUNCEMENTS.

None of the parties hereto shall make any public statements regarding the existence of this Agreement or the terms hereof, the transaction contemplated herein and the identity of the parties hereto, except (i) as the parties hereto mutually agree in writing (including the language on any disclosure) or (ii) until such time as the parties hereto agree, based on the advice of counsel, that a public announcement is required by law or regulation, in which case the parties hereto shall in good faith attempt to agree on the content of any public announcements or publicity statements with respect thereto. Notwithstanding the foregoing, the parties hereto acknowledge that the Selling Stockholder and/or the Buyers may be required to file with the SEC such schedules and forms as may be required under Section 13(d) and Section 16 of the 1934 Act, as applicable, which may need to contain as an exhibit thereto a copy of this Agreement, and nothing contained in this Section 7 is intended to limit or restrict such ability to file such schedules and forms or any amendments thereto. The covenants set forth in this Section 7 will survive any termination of this Agreement.

8.	GOVERNING LAW; MISCELLANEOUS.

a.

Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

b.

Dispute Resolution. Any disputes arising out of or in connection with this Agreement shall be submitted to arbitration in accordance with this Section 8b. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators. The Buyers (acting together) shall appoint one arbitrator, the Selling Stockholder shall appoint one arbitrator, and the two arbitrators so appointed shall choose the third arbitrator. In the event the Selling Shareholders are unable to agree on one arbitrator, such arbitrator shall be appointed by the HKIAC in accordance with the HKIAC Rules. Arbitration proceedings shall be in English. The award of the arbitration tribunal shall be final and conclusive and binding upon the parties. Notwithstanding the foregoing, any party shall be free to seek interim or permanent equitable or injunctive relief, or both, from any court having jurisdiction to grant the same.

c.

Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

d.

Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other parties hereto; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

e.

Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

f.

Severability. If any provision of this Agreement shall be held by a competent court to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. Upon a determination that any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

g.

Entire Agreement; Amendments. This Agreement, including all schedules and exhibits hereto, supersedes all other prior oral or written agreements between the Buyers, the Selling Stockholder, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties hereto with respect to the matters covered herein, except that notwithstanding the foregoing, the Stock Purchase Agreement, dated as of May 30, 2010, by and among the Selling Stockholder, Ms. Siu Ling Chan, Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P., shall remain in full force and effect in accordance with its terms with respect to matters covered therein and shall not be, or deemed to be, modified, amended, terminated or otherwise affected in any respect by this Agreement. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

h.

Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) three days after deposit with an internationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Selling Stockholder:

The address set below the Selling Stockholder’s name on the signature page to this Agreement.

If to the Buyers:

Warburg Pincus
450 Lexington Avenue
New York, NY 10017
U.S.A.
Telephone: +1 (212) 878 0600
Facsimile: +1 (212) 878 9200
Attention: Timothy J. Curt

With a copy to:
Warburg Pincus Asia LLC
Suite 6703, Two IFC
8 Finance Street
Hong Kong
Telephone: +(852) 2536 6183
Facsimile: +(852) 3010 3338
Attention: Andrew Chan

With a copy to:

Davis Polk & Wardwell LLP
26/F, Twin Towers West
B12, Jian Guo Men Wai Avenue
Beijing 100022
People’s Republic of China
Telephone: +86 10 8567 5002 tel
Facsimile: +86 10 8567 5102
Attention: Howard Zhang

Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an internationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an internationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

i.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that any Buyer may assign some or all of its rights hereunder to any person or entity without the consent of the Selling Stockholder, provided, however, that any such assignment shall not release such Buyer from its obligations hereunder unless such obligations are assumed by such assignee and the Selling Stockholder has consented to such assignment and assumption, which consent shall not be unreasonably withheld.

j.

No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

k.

Survival. All representations, warranties, covenants and agreements of contained in this Agreement shall survive the Closing until the expiration of the applicable statute of limitations.

l.

Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

m.

Termination. This Agreement may be terminated at any time prior to the Closing (i) by mutual written consent of the Buyers and the Selling Stockholder or (ii) if the Closing shall not have consummated on or before 90 days after the date hereof, by either the Selling Stockholder, on the one hand, or the Buyers (acting together), on the other hand, if the other party shall have committed a material breach and such breach remains uncured within 15 days after notice thereof or failed to perform any provision of this Agreement. Any termination of this Agreement shall be without liability of any party hereto, except for any breach of such party of this Agreement prior to the date of termination. The provisions of Sections 7 and 8 shall survive any termination hereof pursuant to this Section 8(m).

n.

Expenses. All costs and expenses incurred in connection with this Agreement and the sale and purchase of Shares hereunder shall be paid by the party incurring such cost or expense.

o.

No Finders Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any party.

p.

Waiver; Remedies; Specific Performance. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. The parties hereto hereby agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

q.

No Strict Construction; Interpretation. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party hereto. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all applicable law.

* * * * * *

IN WITNESS WHEREOF, the Buyers and the Selling Stockholder have caused this Stock Purchase Agreement to be duly executed as of the date first written above.

SELLING STOCKHOLDER:	BUYER:
Warburg Pincus Private Equity X, L.P.

By: Warburg Pincus X, L.P., its general partner
By: Warburg Pincus X LLC, its general partner
By: Warburg Pincus Partners LLC, its managing member
By: Warburg Pincus & Co., its managing member

/s/ Lin Ling Li	By:	/s/ Timothy J. Curt
Ms. Lin Ling Li	Name:Timothy J. Curt
Title: Partner
Address for Notices:
10B Nanfu Building, Lakeside Park	BUYER:
66 Hubin Road, Fuzhou	Warburg Pincus X Partners, L.P.
China
By: Warburg Pincus X, L.P., its general partner
By: Warburg Pincus X LLC, its general partner
By: Warburg Pincus Partners LLC, its managing member
By: Warburg Pincus & Co., its managing member

	By:	/s/ Timothy J. Curt
Name: Timothy J. Curt
Title: Partner

Schedule I

Selling Stockholder	Buyer	Number of Shares	Purchase Price (US$)

Lin Ling Li	Warburg Pincus
	Private Equity X, L.P.	746,130	US$9,699,690
	(96.9%)

	Warburg Pincus X
	Partners, L.P.	23,870	US$310,310
	(3.1%)
	Total	770,000	US$10,010,000